QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 19, 2002

Registration Statement No. 333-66360

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(POST-EFFECTIVE AMENDMENT NO. 2)

OWNERTEL, INC.
(Name of Small Business Issuer in its Charter)

Georgia (State or other Jurisdiction)	4813 (Primary Standard Industrial Classification code Number)	58-2634747 (I.R.S. Employer Identification No.)

2870 Peachtree Road, #176
Atlanta Georgia 30305
(404) 237-8605
(Address and Telephone Number of Principal Executive Offices)

(Address of Principal Place of Business or Intended Principal Place of Business)

William G. Head III
President
2870 Peachtree Road, #176
Atlanta, Georgia 30305
(404) 237-8605
(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Warren L. Traver, Esq.
Building 2
4545 Wieuca Road
Atlanta, Georgia 30342
(404) 236-0134

        Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, $.001 Par Value Per Share	3,000,000	$0.75	$2,250,000	$207.00

Total	3,000,000	$0.75	$2,250,000	$207.00

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, as amended.
(2)
The Registrant previously paid $1,875.00 in connection with this registration statement.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Summary of Amendments to Prospectus

        A total of 5,000,000 shares of our common stock, $0.001 par value per share, were registered under the Securities Act of 1933, as amended, by the filing of a Registration Statement on Form SB-2 (File No. 333-66360) (the "Registration Statement"). Of the 5,000,000 shares registered pursuant to the Registration Statement, 2,000,000 shares were registered in connection with our direct offering. The Registration Statement was declared effective on December 14, 2001. We filed a Post-Effective Amendment to the Registration Statement, which extended the period for our direct offering for an additional 60 days. The Post-Effective Amendment was declared effective on January 28, 2002.

        The purpose of this Post-Effective Amendment No. 2 is to deregister any and all shares registered for our direct offering that were not sold under the Registration Statement during the period that the direct offering remained open.

[Remainder of page intentionally left blank]

Initial Public Offering
PROSPECTUS

OwnerTel, Inc.

Common Stock
3,000,000 Shares of Common Stock
$0.75 per share

        This is an initial public offering of a total of 3,000,000 shares of our common stock. Our common stock is not listed on any national securities exchange or the Nasdaq Stock Market, and no public market currently exists for it.

        This prospectus relates to 2,000,000 shares of our common stock being offered by the individuals who are named under the caption "Selling Shareholders." It is estimated that the Selling Shareholders will sell their shares at a price between $0.75 and $2.75 per share. We will not receive any proceeds from the sale of shares of common stock by the Selling Shareholders.

        This prospectus also relates to an additional 1,000,000 shares of common stock that we plan to distribute from time to time during the 24-month period following the date of this prospectus to customers of OwnerTel. We will not receive any proceeds from our offering of these promotional shares.

        The Common Stock offered by this Prospectus involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" Beginning on Page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        The date of this prospectus is June 19, 2002.

PROSPECTUS SUMMARY	1
The Company	1
THE OFFERING	2
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	10
DIVIDEND POLICY	11
DILUTION	11
CAPITALIZATION	12
SELECTED FINANCIAL DATA	12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION	12
Plan of Operation	12
Liquidity and Capital Resources	12
Inflation	13
BUSINESS	14
Background	14
Business Strategy	14
Recent Developments	14
Products and Services	16
Competition	16
Regulation	17
Employees	17
MANAGEMENT	17
Directors and Officers	17
Directors' Compensation	18
Committees of the Board	18
Executive Officers of OwnerTel	18
Compensation of Management	19
Stock Option Plan	19
PRINCIPAL SHAREHOLDERS	21
SELLING SHAREHOLDERS	21
CERTAIN TRANSACTIONS	23
Indemnification	23
DESCRIPTION OF CAPITAL STOCK	24
Common Stock	24
Preferred Stock	24
Transfer Agent and Registrar	24
Certain Anti-Takeover Provisions	24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	25
SHARES ELIGIBLE FOR FUTURE SALE	26
PLAN OF DISTRIBUTION	26
Selling Shareholders	26
Promotional Stock Program	27
FEDERAL INCOME TAX CONSEQUENCES OF STOCK PROMOTION PROGRAM	28
LEGAL PROCEEDINGS	29
LEGAL MATTERS	29
EXPERTS	29
ADDITIONAL INFORMATION	29

PROSPECTUS SUMMARY

        This summary provides an overview of certain information contained elsewhere in this prospectus and does not contain all of the information that you should consider or that may be important to you. You should read the entire prospectus carefully to fully understand the offering, including "Risk Factors" and the financial statements.

The Company

        OwnerTel was formed on July 2, 2001 as a Georgia corporation. We are a development stage company that intends to initially market the resale of local and long distance telephone and internet service, and ultimately become our own reseller of these services. Resellers of telecommunications services purchase these services in bulk at "wholesale" rates and resell the services to their customers at higher "retail" rates. As a marketer of a reseller's services, we will receive a commission payment or flat fee from the reseller for the services we sell on its behalf.

        In addition, we intend to implement a customer retention strategy that we believe is unique to our industry—the ability of our customers to earn our stock through their long distance usage, as opposed to other affinity programs that offer free minutes or air miles. OwnerTel believes that its customers will be less likely to switch carriers because they will be stockholders in their long distance carrier. Through increased customer retention, OwnerTel believes that its value will be much higher for its shareholders.

        OwnerTel is currently in the startup phase of its existence and has conducted no business other than organizational matters, including negotiating with additional prospective executive officers and employees and entering into various agreements with TransNet Connect, Inc., a Florida corporation, and Plenitude, a Nevada corporation. See "Business—Recent Developments."

        Because OwnerTel has not yet acquired the necessary regulatory certifications to become a reseller, OwnerTel will initially operate as a marketer of TransNet's, and possibly other reseller's, services. In September, 2001, OwnerTel entered into a Marketing Services Agreement with TransNet whereby OwnerTel will market TransNet's services. OwnerTel has also entered into an agreement to acquire TransNet's public service commission certifications and corresponding customer accounts.

        OwnerTel intends to use independent sales agents and relationships with resellers to sell its services, and has entered into an agreement with TransNet whereby TransNet will assign to OwnerTel its agreements with its independent sales agents. OwnerTel has also entered into an agreement with Plenitude, whose distributors will act as independent sales agents of OwnerTel.

        Both of OwnerTel's executive officers and directors formerly worked at TransNet, and are deemed to beneficially own OwnerTel and TransNet common stock. Mr. Head, our Chairman and President, owns 7,538,500 shares of OwnerTel common stock, which represent approximately 40.88% of the issued and outstanding common stock of OwnerTel. Mr. Head also served as the President of TransNet until June, 2001 and owns 7,561,500 shares of the common stock of TransNet, which represent approximately 48.6% of the issued and outstanding stock of TransNet. Ms. Crews, our Secretary and Director, owns 7,548,500 shares of OwnerTel common stock, which represent approximately 40.94% of the issued and outstanding common stock of OwnerTel. Ms. Crews also served as Chief Financial Officer of TransNet until June, 2001 and indirectly owns 7,561,500 shares of the common stock of TransNet (which are directly owned by her husband), which represent approximately 48.6% of the issued and outstanding stock of TransNet. In addition, OwnerTel owns 445,000 shares of the common stock of TransNet, which represent approximately 2.8% of the issued and outstanding stock of TransNet. See "Certain Transactions."

        We currently have our temporary offices at 2870 Peachtree Road, #176, Atlanta, GA 30305. The Company's temporary phone number is (404) 237-8605.

THE OFFERING

Direct placement of Stock	2,000,000 on a "best efforts" basis
Initial Offering Price	$0.75 per share
Stock Offered By Selling Shareholders	The Selling Shareholders are registering for resale 2,000,000 shares of our common stock which they currently own.
Customer Promotional Common Stock Offering	Up to 1,000,000 shares. We plan to distribute the shares from time to time during the 24-month period following the date of this prospectus, at no cost, to our customers.
Common Stock Outstanding Before Offering	18,439,113 shares
Common Stock Outstanding After Offering	19,439,113 shares if all of the promotional customer shares are distributed.
Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholders or from the promotional common stock offering.

        Except as otherwise specified, all per share information in this Prospectus is based on the number of shares outstanding as of the date of this prospectus.

RISK FACTORS

        An investment in our Common Stock is a risky investment. The following are some of the potential risks of an investment in our Common Stock and you should read them carefully before purchasing shares of our Common Stock.

GENERAL RISKS

        We are a new business with no operating history which makes it more likely that our business will fail and shareholders will lose their investment

        We are a new business with no operating history. Our business is subject to the same risks that all new businesses face. In addition, our business plan for customer recruitment and retention, which includes the ability of our customers to earn shares of our common stock, is unproven and may prove to be unsuccessful. Because as of the date of this prospectus we have no business other than entering into various agreements with TransNet and Plenitude, you do not have access to all of the information that is available to the purchasers of securities of a company with a history of operations, including but not limited to, historical financial statements. This information may be important to you in assessing your proposed investment. Our profitability will depend primarily upon our ability to earn commissions from the sale of TransNet's services, and our ability to become a reseller. Because of the substantial startup costs that must be incurred by a new company, we expect to incur significant operating losses during our initial years of operations.

        The success of our company will be dependent on our ability to retain and attract experienced and knowledgeable personnel

        OwnerTel believes that its continued success will depend to a significant extent upon the abilities and efforts of its current management. OwnerTel does not have employment agreements and does not maintain key man life insurance on either of its current management. The loss of the services of either of our current management, particularly Mr. Head, our Chairman and President, would hinder our ability to raise funds in this offering.

        Additionally, because both members of our current management, Mr. Head and Ms. Crews, have limited experience in our industry, OwnerTel intends to hire additional management with significant experience in our industry. OwnerTel believes that its success will depend, in part, upon our ability to find, hire, and retain additional key management personnel with experience in our industry. The inability to find, hire, and retain such personnel could affect our ability to effectively compete, adjust and predict changes in our industry.

        Because the company is in the development stage we expect to experience initial rapid growth which will be difficult to manage

        OwnerTel's strategy includes initially acting as a marketer for other resellers, and ultimately becoming a reseller of local and long distance telephone and internet services. Because OwnerTel is currently in the development stage, OwnerTel expects to initially experience rapid growth, which will place additional demands upon our current management and other resources and will require additional working capital, information systems, and management, operational, and other financial resources. The growth of OwnerTel will depend on various factors, including, among others:

  •
  the ability of management to implement our strategy,

  •
  competition,

  •
  the ability of OwnerTel to obtain its own public service commission certifications, and

  •
  the ability of OwnerTel's Integrated Communications Providers to handle our growth in the amount of services we sell.

        Not all of the foregoing factors are within our control. OwnerTel's ability to manage growth successfully will require OwnerTel to continually enhance its operational, management, financial, and information systems and controls. We may not be able to manage or fund expanding operations and, if our management is unable to manage growth effectively or fund our growth, we may miss profitable opportunities and/or inefficiently allocate our resources which will effect our business, operating results, and financial condition.

RISKS RELATED TO OUR BUSINESS

        We currently are dependent on our relationship with TransNet to provide us with telecommunications services to market

        In September, 2001 OwnerTel entered into an agreement with TransNet to provide TransNet with marketing services. TransNet is a reseller of local and long distance telephone and internet service. At this time, we do not have agreements with any other resellers. Our marketing agreement with TransNet is for a period of one year, and is automatically renewable for successive one-year terms unless terminated by either of the parties. We cannot assure you that TransNet will not terminate the agreement or that we will be able to enter into agreements with any other resellers.

        Currently, TransNet's only contract with a provider of local and long distance telephone and internet service is with (a Transpoint Communications, Inc. TransNet's agreement with Transpoint is for a term of three years, and is automatically renewable for additional one year terms unless either party cancels the Agreement by sending written notice of intent to cancel, effective on the final day of the Agreement, at least thirty days prior to the expiration of the current term. The current term expires on August 31, 2004. Accordingly, we are currently dependent on TransNet's relationship with Transpoint to provide us with local and long distance telephone and internet services to market. If Transpoint terminates its contract with TransNet, and TransNet does not contract with another communications provider, we would be required to seek another reseller, or become our own reseller. In such event, the cost paid for such services may exceed that expected to be paid under the TransNet contract, which could have a material adverse effect on our results of operations.

        We may become subject to numerous regulatory risks as a participant in the telecommunications reseller industry

        Initially, OwnerTel will act as a marketer for TransNet's local and long distance telephone and internet services. However, OwnerTel intends to obtain the necessary public service commission certifications to become a reseller of long distance telephone service, either pursuant to our Option and Services Agreement with TransNet, or on our own. If and when we become a reseller of such services, we will become subject to state and federal statutes and rules regulating the telecommunications industry. These regulations vary from state to state and consist of such items as:

  •
  approval procedures for resale agreements;

  •
  certification or licensing procedures and requirements;

  •
  tariff requirements;

  •
  reporting requirements; and

  •
  requirements in connection with customer billing, suspension and disconnection.

        As a result of becoming subject to statutes and rules regulating the telecommunications industry, we expect to have increased compliance and regulatory expenses.

        We may not be able to obtain all of the Public Service Commission Certifications and Customer Base that we desire from TransNet

        In September, 2001 we entered into an Option Agreement to purchase the public service commission certifications and long distance telephone customer base of TransNet. The regulations concerning the transfer of public service commission certifications vary from state to state and we may not be able to acquire from TransNet all of the public service commission certifications that we need to become a reseller of local and long distance telephone and internet service in the states in which we wish to resell such services. If we are unable to exercise our option to purchase public service commission certifications from TransNet in any state in which we desire to become a reseller, we will need to apply for such public service commission certifications on our own, or we will be unable to have any of our own customers in those states. Any delay in obtaining public service commission certifications in any states in which we desire to become a reseller will delay our ability to acquire TransNet's customer base in such states, recruit our own customers in such states, and generate the increased revenue we expect to receive as a reseller for such services as opposed to a marketer for resellers.

        We face significant competition that may adversely affect our ability to attract and retain customers and maintain our expected pricing structure

        The United States telecommunications industry is highly competitive and significantly influenced by the marketing and pricing decisions of the larger industry participants. Whether OwnerTel markets TransNet's services, or becomes its own reseller, we expect to compete for customers with a number of well-established providers, as well as many other providers with less significant market share. Many of our competitors:

  •
  are significantly larger than us;

  •
  have substantially greater financial, technical, and marketing resources;

  •
  offer a broader portfolio of services than we do;

  •
  have long-standing relationships with many of our target customers; and

  •
  have greater name recognition and brand loyalty.

        In this competitive environment our competitors may reduce rates or offer incentives to our existing and potential customers. For example, several domestic long distance carriers have introduced pricing strategies which provide for fixed, low rates for domestic calls. We believe that to maintain our competitive position we must be able to reduce our prices to meet reductions in rates by others, and cannot predict to what extent we may need to reduce our prices or whether we will be able to sustain future pricing levels if any of our competitors introduce competing services or similar services at lower prices. As a result, we cannot predict whether demand for any services we offer will exist at prices that enable us to continue to attract and retain customers or achieve profitability or positive cash flow.

        The company believes that its long-term success will depend on its ability to offer additional services

        OwnerTel's strategy includes offering additional communications services, which may include, among others:

  •
  international wholesale and retail long distance service,

  •
  paging,

  •
  wireless cable,

  •
  home security monitoring and communication, and

  •
  cellular phone service.

        The ability of OwnerTel to offer these additional services will be limited by our ability to enter into agreements with providers or resellers of such services. Because we are currently only a marketer for TransNet's services, until we receive our own regulatory approval or establish relationships with other resellers, we are currently limited by TransNet's ability or desire to offer the foregoing. Additionally, the entry into new markets entails risks associated with the state of development of the market, intense competition from companies already operating in those markets, potential competition from companies that may have greater financial resources and experience than OwnerTel, and increased selling and marketing expenses. There can be no assurance that we will be able to offer these services or that any services that we are able to offer will receive market acceptance in a timely manner, or at all, or that prices and demand in new markets will be at a level sufficient to provide profitable operations.

        A high level of customer attrition is characteristic of our industry

        OwnerTel believes that a high level of subscriber attrition is a characteristic of the domestic residential long distance industry. Attrition is attributable to a variety of factors, including the termination of customers for non-payment and the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs, and the issuance of cash or other forms of incentives. Although we believe that our customer retention strategy, which includes the ability of our customers to earn common stock in OwnerTel, is unique to our industry, our strategy may prove to be unsuccessful. Because our revenue is based on recurring fees received from our customers, a high level of attrition could affect our results of operations by increasing costs associated with the acquisition of new customers and affecting our ability to achieve positive cash flow.

        We are dependent on third parties for our operations

        We are dependent upon third parties to:

  •
  provide local and long distance telephone and internet service to our customers;

  •
  perform customer service functions; and

  •
  collect billing information.

        We have entered into an agreement with TransNet to provide billing, collection and customer service functions for us. TransNet will need to process call detail records quickly and accurately to produce customer bills. If we are unable to bill and collect receivables from our future customers because of problems with TransNet's information systems, our cash flows could be interrupted which could materially adversely affect our business, financial condition and results of operations.

        We intend to use independent contractors to recruit our customers who are less likely than traditional employees to remain with our company

        OwnerTel intends to use independent sales agents and its relationship with other resellers to sell its services. In September, 2001 we entered into an Assignment Agreement with TransNet whereby TransNet assigned its agreements with sixty-one of its independent sales agents to OwnerTel. In addition, in September, 2001, we also entered into an Independent Sales Representative Agreement with Plenitude, a Nevada network marketing company, under which Plenitude will offer our services to its distributors for them to resell. OwnerTel believes that significant turnover among independent sales agents from year to year is typical of direct selling. Activities of the independent sales agents in obtaining new subscribers are particularly impacted by changes in the level of independent sales agent motivation, which in turn can be positively or negatively affected by general economic conditions, modifications in the commission and training fees and in our marketing plan, and a number of intangible factors. Our ability to attract independent sales agents could be negatively affected by adverse publicity relating to OwnerTel or its services or its operations. Because of the number of factors that impact the recruiting of independent sales agents, we cannot predict when or to what extent such increases or decreases in the level of our independent sales agent retention will occur. In addition, the number of independent sales agents as a percentage of the population may reach levels that become difficult to exceed due to the finite number of persons inclined to pursue an independent direct selling business opportunity.

        Because our sales force is made up of independent contractors, we have less control over the actions of our sales force

        Because our independent sales agents will be classified as independent contractors, and not as employees of OwnerTel, we will be unable to provide them with the same level of direction and oversight as OwnerTel employees. While we expect to implement policies and rules governing the conduct of our independent sales agents and intend to periodically review the sales tactics of our independent sales agents, it will be difficult to enforce such policies and rules for our independent sales agents. Violations of these policies and rules may reflect negatively on OwnerTel. Long distance carriers have been subject to complaints before the FCC and state public utility commissions regarding the unauthorized switching of subscribers' long distance carriers (also known in the industry as "slamming").

RISKS RELATED TO THIS OFFERING

        We may not be able to list our stock on an exchange, and even if we do, an active trading market may not develop

        Prior to the Offering, there has been no public market for the Common Stock. Management intends to obtain a trading symbol on the OTC Bulletin Board and eventually on the NASDAQ stock market. There can be no assurance that we will be able to do so. If we are not able to obtain a listing on the OTC Bulletin Board or on an exchange, we will not be able to develop a market for our stock. In this event, it will be very difficult for purchases of our stock to liquidate their investment.

        Even if we are able to obtain a listing on the OTC Bulletin Board, an active trading market may not develop subsequent to the Offering or, if developed, may not be sustained. Typically, stocks traded on the OTC Bulletin Board or the pink sheets have very limited liquidity, and therefore, it may be very difficult for purchases of our Common Stock to liquidate their investments at a favorable price or at all.

        The market price of our common stock may fluctuate significantly

        The market price of the Common Stock could be subject to significant fluctuations in response to:

  •
  the fact that our stock has never traded publicly and will trade on the OTC Bulletin Board or pink sheets,

  •
  variations in quarterly and yearly operating results,

  •
  general trends in our industry, and

  •
  changes in state or federal regulations affecting the Company or our industry.

        In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. Broad market fluctuations may adversely affect the market price of our Common Stock. Additionally, because our common stock is expected to trade on either the OTC Bulletin Board or the pink sheets, a combination of limited liquidity and significant price fluctuations may prevent an investor from being able to liquidate their investments at a favorable price or at all.

        After the offering, the current officers and directors will retain a stock ownership amount sufficient to control the company

        Prior to the offering, the current officers and directors of OwnerTel owned approximately 82% of the outstanding Common Stock of OwnerTel. Following the Offering, the current officers and directors of OwnerTel will own, in the aggregate, approximately 73% of the outstanding Common Stock, assuming they sell all of the stock registered for them as Selling Shareholders in the offering, and all of the promotion shares are sold. Accordingly, after the offering, the current officers and directors of OwnerTel, acting as a group, will have the ability to elect all of the directors of OwnerTel and control OwnerTel's management, operations, and affairs.

        Our current officers and directors are selling shareholders in this offering

        William G. Head, III, our Chairman and President, and Elizabeth Crews, a director and our Secretary, may elect to sell up to 452,000 and 457,000 shares of our Common Stock, respectively, as Selling Shareholders under this registration statement. Pursuant to a lock-up agreement, Mr. Head and Ms. Crews agreed to refrain from selling, or offering to sell, any shares of our Common Stock for the lesser of 30 days from the original effective date of this registration statement or until all of the stock in our direct offering was sold. Thereafter, Mr. Head and Ms. Crews agreed to only sell up to 1/4 of the total shares registered on their behalf during each subsequent 90-day period. For example, after this registration statement has been effective for 30 days, Mr. Head may sell up to 113,000 shares, and Ms. Crews may sell up to 114,250 shares during the subsequent 90 day period. Any shares that Mr. Head and Ms. Crews do not sell during any 90-day period will not carry over into the subsequent 90-day period. However, the lock-up agreement does not prevent either Mr. Head or Ms. Crews from selling any shares that they may own, which will begin to become available for resale under Rule 144 in July, 2002. Mr. Head and Ms. Crews have also agreed to extend their lock-up period for any amount of time that the direct offering was extended, which expired on March 28, 2002. Accordingly, Mr. Head and Ms. Crews may currently sell shares under the terms of their lock-up agreement.

        Resale of these shares could have an adverse effect on our stock's market price and adversely affect the development of a public market.

        Approximately 80% of our common stock is not registered in this offering and when available for resale may adversely affect the market price of our common stock

        Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price of our Common Stock. Upon completion of the Offering, OwnerTel will have outstanding 19,439,113 shares of Common Stock. Of these shares, 3,605,113 will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. The remaining 15,834,000 shares of our common stock will begin to become freely tradable, in accordance with Rule 144, after one year from the date the shares of Common Stock was acquired by our shareholders. Mr. Head and Ms. Crews own 14,178,000 out of those 15,834,000 shares. The volume limitations under Rule 144 provide that a person (including all affiliates, such as directors, officers or a person owing 10% or more of OwnerTel's stock) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. We cannot predict if future sales of our Common Stock, or the availability of our Common stock for sale, will materially and adversely affect the market price for our Common Stock or our ability to raise capital by offering equity securities.

        Our customer promotion may make it more difficult for us to raise additional capital

        The persons who receive shares of our common stock in our customer promotion may sell these shares at any time at prices that may be less than the price that we are selling shares during this offering or may propose to offer shares in a subsequent offering. This may make it more difficult for us to successfully consummate this or a subsequent offering.

        Purchasers of our common stock will incur immediate and substantial dilution

        Our existing shareholders acquired their shares of common stock at an average cost substantially below the assumed initial public offering price set forth on the cover page of this prospectus. In addition, we plan to distribute up to 1,000,000 shares of common stock, at no cost, to our customers. Therefore, the purchasers of common stock in the offering will experience immediate and substantial dilution.

        We have reserved a substantial number of shares for issuance upon exercise of options and warrants that may cause substantial dilution

        We currently have reserved 1,000,000 shares under our 2001 Stock Option Plan (see "Management—Stock Option Plan") to issue to grantees and recipients to purchase shares of our common stock. The exercise of options by a substantial number of grantees and recipients within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of equity securities. In addition, we have granted TransNet a one-year Warrant to purchase 500,000 shares of the Company's Common Stock at $1.50 per share, the exercise of which could also have the effect of depressing the market price of our Common Stock and could impair our ability to raise capital through the sale of equity securities.

        We will be subject to the penny stock rules which may adversely affect trading in our stock

        Because our common stock is not listed on any securities exchange or the Nasdaq Stock Market and may not have a trading price of at least $5.00 per share, our common stock is subject to federal penny stock regulations. As a result, the market liquidity for the shares being offered in this offering could be adversely affected because these regulations require broker-dealers to make a special suitability determination for the purchase and to have received the purchaser's written consent to the transaction prior to the sale. This makes it more difficult administratively for broker-dealers to buy and sell stock subject to the penny stock regulations on behalf of their customers. As a result, it may be more difficult for a broker-dealer to sell the shares purchased by an investor in this offering.

        Our customers may have to pay taxes on the stock they receive

        Our customers who receive shares of our Common Stock pursuant to our Promotional Stock Program Offering may be required to include the fair market value of the shares of common stock they receive less the amount they may be deemed to have "paid" for such shares in their gross income for federal, state and local income tax purposes and will be required to pay taxes on this income. There is no assurance that they will be able to sell a sufficient amount of shares to provide funds to pay these taxes when due.

        We may not receive favorable tax treatment for common stock awarded to our customers through our promotion program

        The tax treatment for OwnerTel for the Common Stock awarded to our customers is not certain and may be subject to challenge by the Internal Revenue Service. The question of corporate tax deductibility, equal to the amount of ordinary income reported by the customer, is a controversial issue and may not qualify as a tax deduction under Internal Revenue Code section 162. Alternative methods of accounting for the tax consequences of this event are to treat the value of the stock awarded through promotional contests as currently deductible, an asset to be amortized as a startup cost, or never deductible.

FORWARD-LOOKING STATEMENTS

        In this prospectus, we include some forward-looking statements that involve substantial risks and uncertainties and other factors which may cause our operational and financial activity and results to differ from those expressed or implied by these forward-looking statements. In many cases, you can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information.

        You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Plan of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

        OwnerTel will not receive any of the proceeds from the sale of common stock by the Selling Shareholders. In addition, we will not receive any proceeds from our promotional stock offering of 1,000,000 shares, which we plan to distribute from time to time following the date of this prospectus, at no cost, to our customers. See "Plan of Distribution."

DIVIDEND POLICY

        OwnerTel initially expects that all Company earnings, if any, will be retained to finance our growth and that no cash dividends will be paid for the foreseeable future. Our board of directors will determine, in its sole discretion, whether to declare any dividends on our common stock in the future after taking into account various factors, including OwnerTel's financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

        Dilution represents the difference between the offering price and the net tangible book value per share of our common stock immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets, divided by the number of shares of common stock outstanding.

        Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders who paid nominal consideration for their shares, and by the recipients of shares in our promotional stock program who will not pay any consideration for their shares. Accordingly, to the extent you purchase shares for a market price that exceeds net tangible book value per share, you will suffer an immediate dilution.

        The following table illustrates the pro forma per share dilution, assuming the distribution of all of the 1,000,000 shares offered in our customer promotional program.

Offering price per share		$0.75
Net tangible book value before the offering	$0.00
Increase per share attributed to new investors	$0.00

Pro forma net tangible book value per share after the Offering		$0.00

Dilution in net tangible book value to new investors		$0.75

        The following table summarizes as of the date of this prospectus, the difference (based on an assumed initial offering price of $0.75 per share and assuming the distribution of all of the 1,000,000 shares offered in our customer promotion program) between the existing shareholders and the new shareholders with respect to the number of shares of Common Stock purchased, the total consideration paid, and the average price per share paid:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing Shareholders(1)	18,439,113	95%	$3,750,335	100%	$0.20
Promotional Customer Stock	1,000,000	5%	$0	0%	$0

Total(2)	19,439,113	100%	$3,750,335	100%

(1)
The total consideration paid by existing shareholders of $2,996,823 is based on cash paid by the founders for their stock and the value of services performed for OwnerTel by the founders and consultants that received stock in lieu of cash.

(2)
The foregoing does not include 1,000,000 shares reserved for issuance under our Stock Option Plan, 500,000 shares reserved for issuance pursuant to the TransNet Warrant, the issuance of which may result in further dilution to new investors.

CAPITALIZATION

        The following table sets forth the capitalization of OwnerTel as of March 31, 2002:

Historical
Capitalization:
Stockholders' equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	$-0-
Common stock, $.001 par value, 100,000,000 shares authorized, 18,439,113 issued and outstanding	18,439
Additional paid-in capital	3,735,389
Stock subscription receivable	(152,000)
Accumulated deficit	(2,900,774)

Total stockholders' equity	701,054

Total capitalization	$701,054

SELECTED FINANCIAL DATA

        We have not provided you with any selected financial data concerning OwnerTel because there is no selected financial data available at this time that would be material to you in evaluating an investment in our common stock. Potential investors are directed to refer to the Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus for financial data.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATION

Plan of Operation

        We are currently in the startup phase of our existence. We presently do not have sufficient cash on hand to support our planned activities for the next year. We will transition from the startup phase of our existence to the operational phase of our existence when we have accumulated sufficient capital to do so. The sale of the shares in this initial offering is intended to facilitate a quick startup phase. At that time, we expect that our executive officers will receive salaries and other business operating expenses will be incurred.

Liquidity and Capital Resources

        At March 31, 2002, OwnerTel has a working capital of $33,554. OwnerTel anticipates that it will have a working capital deficit throughout the startup phase of operations. OwnerTel expects to receive revenues from local and long distance and internet services provided to its own customers and from commissions under a certain marketing agreement with TransNet Connect, Inc. OwnerTel's operating expenses consist primarily of costs of local and long distance and internet services, salaries and wages, commissions, payroll taxes, telephone expense, office expense and other miscellaneous expenses. Salaries and wages and the related payroll taxes for OwnerTel's two employees are estimated to be approximately $150,000 per year. OwnerTel's two employees have agreed to forego their salary until such time as OwnerTel has raised $250,000. Commissions are paid to agents of OwnerTel only after the cash has been received for the services sold by the agents. The other expenses of OwnerTel are estimated to be less than $30,000 per year.

        We raised net proceeds in an Initial Public Offering of approximately $236,000. Management expects that these net proceeds, in addition to cash flow generated from operations, will be sufficient to pay all costs and expenses except salaries and wages and related payroll taxes through December 31, 2003. For the foreseeable future, most, if not all, of the operating expenses of OwnerTel are believed to be variable expenses, which will increase or decrease in connection with our volume of business. These expenses include, but are not limited to, local and long distance telephone expense, office supplies and other miscellaneous expenses. OwnerTel believes that its revenue less the cost of its revenue and commissions payable will be sufficient to cover its variable expense. However, there can be no assurance that our revenue less the cost of our revenue and commissions payable will be sufficient to cover these variable expenses.

Inflation

        Management does not believe that inflation will have a material effect on operating results. Although increases in long distance and telecommunication services and other operating costs could adversely affect our operations, we believe that we will be able to modify our operating procedures or increase prices to offset increases in its operating costs.

BUSINESS

Background

        OwnerTel was formed on July 2, 2001 under the laws of the State of Georgia. OwnerTel to date has conducted no business other than organizational matters, including negotiations with additional prospective executive officers and employees and entering into three agreements with TransNet. When this offering is complete and before the start of operations, OwnerTel intends to hire and train staff, purchase or lease and install equipment necessary to transact business, establish correspondent banking relationships and make other arrangements for necessary services.

Business Strategy

  General Strategy

        OwnerTel will initially be a marketer for resellers of local and long distance telephone and internet service. In September, 2001, OwnerTel entered into a marketing agreement with TransNet, to sell local and long distance telephone and internet services on behalf of TransNet for commission based compensation.

        Ultimately, OwnerTel intends to become its own reseller of local and long distance telephone and internet service. In order to become a reseller, OwnerTel must acquire public service commission certifications in all states in which we desire to become a reseller, and in order to advance this process, we have entered into an Option and Services Agreement with TransNet. Under the terms of the Option and Services Agreement, OwnerTel has a one-year option to acquire TransNet's public service commission certifications and long distance telephone customer base, in whole or in part, and TransNet has agreed to provide OwnerTel with customer service and billing and collection services for any customers OwnerTel acquires. In those states in which OwnerTel is unable to acquire TransNet's public service commission certifications due to regulatory constraints, OwnerTel intends to apply for the public service commission certifications on its own.

        OwnerTel's long-term strategy is to achieve continued growth and profitability by focusing its marketing efforts on residential customers and small-to mid-sized businesses, by reducing its overall cost of delivering local and long distance telecommunications and internet services, by providing back office support for other resellers, and by developing additional reseller and provider relationships and products to expand OwnerTel's target market and product mix while improving profit margin. OwnerTel also intends to develop a network of independent sales agents, which OwnerTel believes is the most cost-effective method to acquire customer accounts.

  Acquisitions

        There are numerous small to mid-size, long-distance companies operating throughout the United States. Although OwnerTel presently has no understanding, arrangement or agreement to make any other acquisitions, in management's opinion, OwnerTel believes that many existing resellers are willing to be acquired due to the lack of sufficient revenue vis-à-vis their current operating expenses. OwnerTel believes it has the ability to maximize the potential of these acquisitions through increased operating efficiency without significant increase in overhead by eliminating duplicate overhead and enhancing the use of software and switch-less resellers of long distance.

Recent Developments

        In September, 2001, OwnerTel entered into three agreements with TransNet. These agreements include: (1) an Assignment and Assumption Agreement, (2) a Marketing Services Agreement, and (3) an Option and Services Agreement. TransNet Connect, Inc. is a Florida corporation formed in February, 1999, with headquarters and central operations in Tampa, Florida. TransNet is licensed nationwide as a long distance carrier and currently operates as a non-facilities-based carrier that routes its customers' calls over a transmission network consisting of dedicated long distance lines secured by TransNet from a variety of other carriers. TransNet uses independent sales agents, a wholly owned multi-level marketing subsidiary and its relationship with other resellers to sell its services. Both of OwnerTel's executive officers and directors formerly worked at TransNet, and are deemed to beneficially own TransNet common stock. In addition, OwnerTel owns 445,000 shares of TransNet. See "Certain Transactions."

        In addition, in September, 2001, OwnerTel entered into an Independent Sales Representative Agreement with Plenitude, a Nevada network marketing company that specializes in nutritional products.

  Assignment and Assumption Agreement

        Under the terms of our Assignment and Assumption Agreement with TransNet, TransNet has assigned to OwnerTel its agreements with sixty-one of its existing independent sales agents in exchange for a one-year warrant to purchase 500,000 shares of OwnerTel common stock at $1.50 per share.

  Marketing Services Agreement

        Under the terms of our Marketing Services Agreement with TransNet, TransNet has engaged OwnerTel to market local and long distance telephone and internet services on behalf of TransNet in exchange for commission payments of up to 50% of the revenue received by TransNet for the services sold by OwnerTel for a period of one year. The level of commission varies depending on the type of services sold. The Agreement is automatically renewable for successive one-year terms unless either party shall give the other party written notice of non-renewal at least ninety days prior to the end of the term. During the term of the Agreement, and contingent upon this Registration Statement becoming effective, OwnerTel has agreed to include TransNet's current long distance telephone customer base, and all new long distance telephone customers of TransNet, in OwnerTel's Promotional Stock Program. OwnerTel has further agreed to apply its Promotional Stock Program retroactively to TransNet's customers for purposes of determining the number of shares they will receive under the Promotional Stock Program.

  Option and Services Agreement

        Under the terms of our Option and Services Agreement with TransNet, TransNet has provided OwnerTel with a one-year option to purchase TransNet's public service commission certifications and long distance telephone customer base, in whole or in part. In addition, in exchange for a fee of $1.00 per customer during each month that such customer has a usage related charge, TransNet will provide OwnerTel with customer service and billing and collection services for each long distance telephone customer that OwnerTel acquires from TransNet pursuant to the option, or on its own, for a period of two years. TransNet will continue to provide customer service and billing and collection services for additional one-year terms unless either party provides written notice to the other party otherwise at least ninety days prior to the expiration of the current term.

  Independent Sales Representative Agreement

        Under the terms of our Independent Sales Representative Agreement with Plenitude, Plenitude has agreed to offer OwnerTel's telecommunications services to its approximately 20,000 distributors, in exchange for either a commission or per account fee based on the type of service sold. The agreement is for an initial term of one year and will renew automatically for additional one year terms unless either party cancels the agreement at least thirty days prior to the expiration of the current term. It is anticipated that Plenitude's distributors will in turn offer our telecommunications services to their customers, and that Plenitude will pay its distributors a reduced commission rate for any sales that they make.

Products and Services

        OwnerTel will initially provide marketing services to TransNet, which has an agreement with Transpoint Communications, Inc. to resell local and long distance telephone and internet service. Transpoint is a Competitive Local Exchange Carrier telecommunications company that provides local, long distance and internet telecommunication services via advantageous resale agreements with major carriers. TransNet's agreement with Transpoint is for a term of three years, and is automatically renewable for additional one-year terms unless either party cancels the agreement by sending written notice of its intent to cancel, effective on the final day of the Agreement at least thirty days prior to the expiration of the current term. The current term expires on August 31, 2004. Accordingly, if TransNet does not continue its agreement with Transpoint after the current term expires, and TransNet does not enter into another resale agreement, OwnerTel's Marketing Agreement with TransNet may be of little value.

        During the term of its Marketing Agreement with TransNet, OwnerTel intends to pursue becoming a reseller of long distance telephone service. In order to do this, OwnerTel has entered into an Option and Services Agreement with TransNet whereby OwnerTel has the option to acquire TransNet's public service commission certifications and long distance telephone customer base, in whole or in part. During this one-year option period, OwnerTel intends to evaluate which public service commission certifications and long distance telephone customers make the most sense to acquire from TransNet based on financial considerations and regulatory constraints. In those states where OwnerTel believes that reselling long distance telephone services would be profitable, but OwnerTel is unable to acquire public service commission certifications from TransNet due to regulatory constraints, OwnerTel intends to apply for its own public service commission certifications. Under these circumstances, OwnerTel expects to acquire only the long distance telephone customers from TransNet.

        OwnerTel may also continue to be a marketer of local telephone and internet service and will seek an agreement with another reseller, to market such services on or before the expiration of our contract with TransNet.

        In the future, OwnerTel also intends to offer additional communications products and services, which may include, among others, international wholesale and retail long distance service, paging, wireless cable, home security monitoring and communication and cellular phone service.

Competition

        The United States telecommunications industry is highly competitive, rapidly evolving, and significantly influenced by the marketing and pricing decisions of the larger industry participants. Whether OwnerTel remains as a marketer for reseller's services, or becomes its own reseller, we expect to compete for customers with a number of well-established providers, as well as many other providers with less significant market share.

        Our competitors may reduce rates or offer incentives to our existing and potential customers. For example, several domestic long distance carriers have introduced pricing strategies which provide for fixed, low rates for domestic calls. Because we believe that to maintain our competitive position we must be able to reduce our prices to meet reductions in rates by others, our business could be adversely affected by such reductions. Some carriers are expanding their capacity and network facilities. We may see more downward price pressure if industry expansion results in capacity which exceeds overall demand. We cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices.

Regulation

        Initially, OwnerTel will act as a marketer for TransNet's local and long distance telephone and internet services. However, OwnerTel intends to obtain the necessary public service commission certifications to become a reseller of local and long distance telephone and internet services, either pursuant to the Option and Services Agreement that we have entered into with TransNet, or on our own. If and when OwnerTel becomes a reseller of such services, we will be subject to state and federal statutes and rules regulating the telecommunications industry. These regulations vary from state to state and consist of such items as:

  •
  approval procedures for resale agreements;

  •
  certification or licensing procedures and requirements;

  •
  tariff requirements;

  •
  reporting requirements; and

  •
  requirements in connection with customer billing, suspension and disconnection.

Employees

        As of the date of this prospectus, we have two full time employees. Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified personnel. We also employ sixty-one independent sales agents, whom we have acquired from TransNet, and have entered into an Independent Sales Representative Agreement with Plenitude. We intend to continue to recruit additional independent sales agents to sell our services. Our independent sales agents are compensated based on the amount of services they sell by a commission payment or flat fee depending on the types of services they sell. Compensation is paid to OwnerTel's independent sales agents only after cash has been received for the services sold by the agents.

        We have also retained the following consultants on a short term basis to assist us with various aspects of our business:

Matter	Consultant	Term	Compensation
Public relations	Robert Strom	12 months	20,000 shares
Investor relations	de Jong and Associates, Inc.	12 months	260,000 shares
Investor relations	Next Step Capital, LLC	12 months	100,000 shares
Financial reporting	Edward C. Williams	Monthly	150,000 shares

MANAGEMENT

Directors and Officers

        The directors and officers of OwnerTel as of the date hereof, are as follows:

Name	Age	Positions with OwnerTel
William G. Head III	42	Chairman and President
Elizabeth Crews	49	Director and Secretary

        There are no family relationships among any of our directors, officers or key personnel. Each director serves until the next annual meeting of stockholders and his or her successor is duly elected and qualified. Our officers will be elected annually by the Board of Directors.

Directors' Compensation

        Our directors do not currently and have never received any compensation for serving as a director to date. However, we expect to adopt a plan of reasonable compensation to our directors when and if we become operational and begin to generate revenue, which may include grants of options under our stock option plan.

Committees of the Board

        The Board of Directors will establish various working committees of its members. Committees will meet routinely and will report directly to the entire Board of Directors. The Committees of the Board will include:

Audit Committee
Responsible for:

  •
  insuring the Board receives objective information regarding policies, procedures and controls of OwnerTel including auditing, accounting, internal accounting controls, financial reporting;

  •
  recommending the appointment of an independent auditor on an annual basis;

  •
  reviewing independent auditor's report and management's response; and

  •
  establishing independent review and audits.

Compensation Committee
Responsible for:

  •
  establishing appropriate levels of compensation;

  •
  analyzing compensation levels on an annual basis;

  •
  recommending overall compensation increases and changes in benefits to the Board for approval;

  •
  establishing policies with regard to compensation and benefits; and

  •
  recommending all compensation increases, benefit changes and bonuses for senior officers to the Board for approval.

Executive Officers of OwnerTel

        The only persons hired to become executive officers of OwnerTel are William G. Head III who will be the President, and Elizabeth Crews who will be the Secretary.

William G. Head III, President

        Mr. Head has been the President and Chairman of OwnerTel since July 2, 2001 (inception). From February 2001 until June, 2001, Mr. Head served as President of TransNet Connect, Inc. From November 1997 through 2000, Mr. Head served as the Chief Executive Officer and founder of Zebramart.com, a publicly traded online shopping club for luxury goods. From August 1996 until October 1997, Mr. Head served as the Vice President of Product Development, and was a founder of Links Direct, a multi-level marketing organization specializing in golf related products, where he oversaw the sourcing and development of a 100-page upscale catalog of apparel, products, and equipment. From 1992 through 1996, Mr. Head was the Chief Executive Officer of Collegiate Companies when he created and implemented successful marketing campaigns for Domino's Pizza, Fantastic Sam's and R.J. Reynold's Camel brand. Prior to this, he also founded Oops, a retail chain specializing in off-priced goods, which grew to six stores. Mr. Head attended the University of North Carolina at Chapel Hill from 1977-1982.

Elizabeth Crews, Secretary

        Ms. Crews has been a director and Secretary of OwnerTel since July 2, 2001 (inception). From December 2000, until June, 2001, Ms. Crews served as Chief Financial Officer of TransNet Connect, Inc. Prior to such time, Ms. Crews was an operations officer with Medical Management International from December 1997 until December 2000 and a Senior Sales Director with Mary Kay Cosmetics from 1989 until 1997. Ms. Crews attended Manatee Community College.

Compensation of Management

        OwnerTel does not have employment agreements with any of its employees. OwnerTel may enter into employment agreements with members of executive management when and if we become operational and begin to generate revenue, and may also grant members of the executive management options under our stock option plan.

Stock Option Plan

  General

        On or before the prospectus date, we intend to adopt the OwnerTel, Inc. Stock Option Plan. We intend for the Stock Option Plan to serve to encourage our employees, consultants, and directors through their individual efforts, to improve our overall performance and to promote profitability by providing them with an opportunity to participate in the increased value they help create. Options granted under the Stock Option Plan may be in the form of "incentive stock options" as defined under section 422 of the Internal Revenue Code of 1986, as amended, or options that are not incentive stock options. They will be administered by the compensation committee of the board of directors.

        We will reserve 1,000,000 shares of our common stock for issuance under the Stock Option Plan. In general, all options granted under the plan will lapse ten years from the date of grant (five years in the case of a 10% stockholder of our company, our parent or one of our subsidiaries). In general, the exercise price of an option will be determined by the compensation committee of the board of directors at the time the option is granted and will not be less than 100% of the fair market value of a share of our common stock on the date the option is granted. The compensation committee may provide in the option agreement that an option may be exercised in whole immediately or is exercisable in increments through a vesting schedule.

  Administration

        The Stock Option Plan will be administered by OwnerTel's Compensation Committee, which is comprised of at least two non-employee directors appointed by OwnerTel's Board of Directors. The Compensation Committee will have the authority to select the employees, consultants and directors to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the Stock Option Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Stock Option Plan.

        The Stock Option Plan provides for the grant of "incentive stock options," as defined under Section 422(A) of the Internal Revenue Code of 1986, as amended. The exercise price of incentive stock options must at least equal the fair market value of the Common Stock subject to the option (determined as provided in the Plan) on the date the option is granted.

        An incentive stock option granted under the Stock Option Plan to an employee owning more than 10% of the total combined voting power of all classes of capital stock of OwnerTel or its parent or any of its subsidiaries is subject to the further restriction that such option must have an exercise price of at least 110% of the fair market value of the shares of Common Stock, issuable upon exercise of the option (determined as of the date the option is granted) and may not have an exercise term of more than five years. Incentive stock options are also subject to the further restriction that the aggregate fair market value (determined as of the date of grant) of Common Stock as to which any such incentive stock option first becomes exercisable in any calendar year, is limited to $100,000. To the extent options covering more than $100,000 worth of Common Stock first become exercisable in any one calendar year, the excess will be non-statutory options. For purposes of determining which, if any, options have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

        Awards may be granted subject to a vesting requirement and in any event will become fully vested upon a merger or change of control of OwnerTel. To receive an award under the Stock Option Plan, an award agreement must be executed which specifies the type of award to be granted, the number of shares of Common Stock to which the award relates, the terms and conditions of the award and the date granted. In the case of an award of options, the award agreement will also specify the price at which the shares of Common Stock subject to the option may be purchased, and the date(s) on which the option becomes exercisable.

        The full exercise price for all shares of Common Stock purchased upon the exercise of options granted under the Stock Option Plan must be paid by cash, personal check, personal note, award surrender or Common Stock owned at the time of exercise. Options granted under the Stock Option Plan may remain outstanding and exercisable for 10 years from the date of grant or until the expiration of 90 days (or such lesser period as the Committee may determine) from the date on which the person to whom they were granted ceases to be employed by OwnerTel.

  Income Tax

        Incentive stock options granted under the Stock Option Plan have certain advantageous tax attributes to the recipient under the income tax laws. No taxable income is recognized by the option holder for income tax purposes at the time of the grant or exercise of an incentive stock option, although neither is there any income tax deduction available to OwnerTel as a result of such a grant or exercise. Any gain or loss recognized by an option holder on the later disposition of shares of Common Stock acquired pursuant to the exercise of an incentive stock option generally will be treated as capital gain or loss if such disposition does not occur prior to one year after the date of exercise of the option.

        Non-qualified options granted under the Stock Option Plan do not qualify for special tax treatment under Internal Revenue Code, section 422 and so do not defer the recognition of income beyond the date upon which the option is exercised. Since the options are granted at fair market value, no income is recognized at the time of the grant and there are no tax consequences to the optionee. When the option is exercised however the recipient of the option is taxed on the difference between the exercise price and the fair market value of the stock upon exercise. This amount is taxed as ordinary income and the company is entitled to a deduction. Upon the sale of the stock by the optionee, the difference between the amount realized on the sale and the fair market value of the stock on the date of exercise and is taxed as a capital gain if held for the requisite time period.

  Amendment and Termination

        The Stock Option Plan expires 10 years after its adoption, unless sooner terminated by the Board of Directors. The Board of Directors has authority to amend the Stock Option Plan in such manner as it deems advisable, subject to certain restrictions set forth in the Stock Option Plan. The Stock Option Plan provides for appropriate adjustment, as determined by the Compensation Committee, in the number and kind of shares subject to unexercised options, in the event of any change in the outstanding shares of Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

PRINCIPAL SHAREHOLDERS

        The following table provides information with respect to the anticipated beneficial ownership of OwnerTel's common stock by (1) each of our shareholders whom we believe will be a beneficial owner of more than 5% of our outstanding common stock, (2) each of our officers and directors and (3) all of our directors and officers as a group. We base the share amounts shown for each person's beneficial ownership of OwnerTel as of the date of this prospectus, unless we indicate some other basis for the share amounts. We have not adjusted the share amounts and percentages shown for each person in the table to give effect to shares of OwnerTel common stock that are not outstanding but may be acquired by the person upon the exercise of all options exercisable for OwnerTel common stock before the effective date of this prospectus.

Name and Address of Beneficial Owners	Number of Shares of Common Stock		Percentage of Class(1)
William G. Head III Suite 176 2870 Peachtree Road Atlanta, GA 30305	7,538,500	(2)	40.88%
Elizabeth Crews 1301 S. Howard Avenue #15C Tampa, FL 33606	7,548,500	(2)	40.93%

(1)
Does not include the 1,000,000 shares being registered for the customer promotion.

(2)
Subsequent to July 2, 2001, Mr. Head and Ms. Crews each transferred 3,000 shares of their Common Stock of OwnerTel to Global Castings, Inc. in exchange for services rendered to OwnerTel by Global Castings, Inc.

SELLING SHAREHOLDERS

        The following table sets forth certain information with respect to the Selling Shareholders. The number of shares of common stock that may actually be sold by the Selling Shareholders will be determined by the Selling Shareholders, and may depend upon a number of factors, including, among other things, the market price of our common stock. We have estimated the selling price of the shares to be sold by the Selling Shareholders to be in a range of $0.75 to $2.75 per share, although the Selling Shareholders may sell at any price. If we are successful in developing a market, the Selling Shareholders will determine the market price for the stock. Until a market develops, if any sales are consummated at a price outside of the above range, OwnerTel will report such sales to the Securities and Exchange Commission by filing a prospectus supplement if the price is within 20% of the range or a post-effective amendment, if more than 20%. Once a market develops, OwnerTel will file a post-effective amendment to revise the estimated offering price to reflect the current market prices.

        The table below summarizes information concerning the beneficial ownership of common stock of the Selling Shareholders as of the date of this prospectus. We base the share amounts shown for each person's beneficial ownership of OwnerTel as of the date of this prospectus, unless we indicate some other basis for the share amounts. All information concerning beneficial ownership has been furnished by the Selling Shareholders. None of the Selling Shareholders has held any position or office, or had any marital relationship with our officers or directors in the past three years except as noted below.

Name	Shares of Common Stock Owned Before Offering	Percentage(1)	Shares of Common Stock Offered(2)	Shares of Common Stock Owned After Offering	Percentage(2)
William G. Head III	7,538,500	40.88%	452,000	7,086,500	36.45%
Elizabeth Crews	7,548,500	40.93%	457,000	7,091,500	36.48%
Edward C. Williams (3)	452,000	2.45%	176,000	276,000	1.42%
Global Castings, Inc. (4)	26,000	*	26,000	-0-	*
Next Step Capital, LLC (5)	100,000	*	100,000	-0-	*
Josephine R. Richards	100,000	*	10,000	90,000	*
Lou Thomas III	250,000	1.36%	25,000	225,000	1.16%
Melvin McCallister	120,000	*	40,000	80,000	*
Len Hazen(6)	500,000	2.71%	200,000	300,000	1.54%
Jack Turner	30,000	*	30,000	-0-	*
Eugene Turner	200,000	1.08%	20,000	180,000	*
Dave Parr	250,000	1.36%	25,000	225,000	1.16%
Brent Gillett	50,000	*	10,000	40,000	*
Joseph N. Shaffer LLC (7)	115,000	*	115,000	-0-	*
Robert Strom	20,000	*	20,000	-0-	*
de Jong & Associates, Inc (8)	260,000	1.41%	260,000	-0-	*
Shady Dale Investments, LLC (9)	50,000	*	50,000	-0-	*
Blake Kelley	40,000	*	5,000	35,000	*
Judy Ackerman	20,000	*	5,000	15,000	*

*
Less than 1%.

(1)
Does not include the 1,000,000 shares being registered for the customer promotion.

(2)
Assumes all registered shares are sold.

(3)
Includes 26,000 shares beneficially owned by Global Castings.

(4)
Global Castings, Inc. is controlled by Edward C. Williams.

(5)
Next Step Capital, LLC is controlled by Ian Wyatt.

(6)
Mr. Hazen has entered into a lock-up agreement with OwnerTel relating to 100,000 of these shares. Mr. Hazen may only sell 25,000, out of the 100,000 shares subject to the lock-up agreement, per quarter during the twelve months following the effective date of this prospectus.

(7)
Joseph N. Shaffer, LLC is controlled by the estate of Joseph N. Shaffer. The executor of the estate is Samuel L. Tuck.

(8)
de Jong & Associates, Inc. is controlled by Ron de Jong.

(9)
Shady Dale Investments, LLC is controlled by Ted A. Williams.

William G. Head III and Elizabeth Crews are founders of OwnerTel and have served as officers and directors of OwnerTel since its inception.

CERTAIN TRANSACTIONS

        In connection with the organization of OwnerTel, our founding shareholders paid $1,000.00 each and contributed services valued at $2,323.00 in exchange for 15,093,000 shares of our common stock on July 2, 2001, in a transaction deemed to be exempt under Section 4(2) of the Securities Act. Subsequent to July 2, 2001, OwnerTel also issued an aggregate amount of 1,550,000 shares of common stock to employees and consultants for services, in a transaction deemed to be exempt under Section 4(2) of the Securities Act. In addition, OwnerTel exchanged 445,000 shares of its common stock with certain shareholders of TransNet in exchange for their shares of TransNet common stock, in a transaction deemed to be exempt under Section 4(2) of the Securities Act. These shares represent approximately 2% of the issued and outstanding common stock of TransNet.

        OwnerTel also has entered into three agreements with TransNet. Mr. Head, our President, owns approximately 48.6% of the issued and outstanding common stock of TransNet and served as the President of TransNet prior to forming OwnerTel. In addition, Ms. Crews, our Secretary, indirectly owns approximately 48.6% of the issued and outstanding common stock of TransNet (which shares are directly owned by her husband, who is an officer and director of TransNet). Mrs. Crews served as the Chief Financial Officer for TransNet prior to founding OwnerTel. Our agreements with TransNet may be on terms that may be more favorable than those which could be obtained from an unaffiliated third party.

        Subsequent to July 2, 2001, Mr. Head and Ms. Crews each transferred 3,000 shares of their Common Stock of OwnerTel to Global Castings, Inc. in exchange for services rendered to OwnerTel by Global Castings, Inc.

        OwnerTel presently has no office facilities but for the time being will use as its business address the office of Mr. Head on a rent free basis, until such time as our business operations may require more extensive facilities and we have the financial ability to rent commercial office space. There is presently no formal agreement for the use of such facilities, and no assurance that such facilities will be available to us on such a basis for any specific length of time.

Indemnification

        The Articles of Incorporation and Bylaws of OwnerTel provide for the indemnification of OwnerTel's directors and officers and any person serving as a director or officer of another corporation at the request of OwnerTel, including reasonable legal fees, incurred by such directors and officers while acting for or on behalf of OwnerTel as a director, officer, employee or agent, subject to certain limitations. See "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" OwnerTel expects to purchase directors' and officers' liability insurance for its directors and officers.

DESCRIPTION OF CAPITAL STOCK

        The following description of our Capital Stock and certain provisions of our Articles of Incorporation and Bylaws is a summary and is qualified by the provisions of the Articles of Incorporation and Bylaws, which have been filed as exhibits to our registration Statement on Form SB-2.

        The authorized capital stock of OwnerTel presently consists of 100,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of the date of this Prospectus, we have 18,439,113 shares of our Common Stock outstanding and no shares of our Preferred Stock outstanding.

Common Stock

        Our common stock is entitled to one vote per share on all matters on which shareholders are entitled to vote. Our common stock does not have cumulative voting rights or other preemptive or subscription rights. Holders of shares of our common stock are entitled to any dividends as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding up of OwnerTel, after required payments to creditors, the assets of OwnerTel will be divided pro rata on a per share basis among the holders of the common stock.

Preferred Stock

        Our board of directors has the authority, without further action by the shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series, and to fix the rights, designations, preferences, privileges, qualifications, and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments upon liquidation. Such issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of OwnerTel without any further action by the shareholders, and thus may be viewed as having an anti-takeover effect.

Transfer Agent and Registrar

        We use Old Monmouth Stock Transfer Company, 77 Memorial Parkway, Atlantic Highlands, New Jersey 07716 as our transfer agent and registrar for the common stock.

Certain Anti-Takeover Provisions

        OwnerTel's Board of Directors may authorize the issuance of additional shares of Common Stock or Preferred Stock without further action by our shareholders, unless such action is required in a particular case by applicable laws or regulation. The authority to issue additional Common Stock or Preferred Stock provides OwnerTel with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The unissued Common Stock or Preferred Stock may be issued from time to time for any corporate purposes, including without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public and private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of OwnerTel.

        In addition, the sale of a substantial number of shares of Common Stock or Preferred Stock to persons who have an understanding with OwnerTel concerning the voting of such shares, or the distribution or dividend of Common Stock or Preferred Stock (or right to receive such shares) to

OwnerTel's shareholders, may have the effect of discouraging or otherwise increasing the cost of unsolicited attempts to acquire control of OwnerTel. Further, because our Board has the power to determine the voting, conversion or other rights of the Preferred Stock, the issuance of a series of Preferred Stock to persons friendly to management could effectively discourage or preclude consummation of a change in control transaction or have the effect of maintaining the position of OwnerTel's incumbent management. OwnerTel does not currently have any plans or commitments to use its authority to effect any such issuance, but reserves the right to take any action that the Board of Directors deems to be in the best interests of OwnerTel and its shareholders.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        The Articles of Incorporation of OwnerTel eliminate, subject to certain limited exceptions, the personal liability of a director to OwnerTel or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of OwnerTel; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC"). In addition, if at any time the GBCC is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the GBCC require such action. The provision does not limit the right of OwnerTel or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        OwnerTel's bylaws contain certain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the GBCC. To the extent that a director or officer of OwnerTel has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that he or she was a director or officer of OwnerTel, Sections 14-2-852 and 14-2-857 of the GBCC would require OwnerTel to indemnify such person against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The GBCC expressly allows OwnerTel to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

        The indemnification provisions in OwnerTel bylaws require OwnerTel to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of OwnerTel) because he or she is or was a director of OwnerTel, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors of OwnerTel also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have OwnerTel advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid.

        Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and directors of OwnerTel pursuant to the foregoing provisions, OwnerTel has been told that in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, OwnerTel expects to have 19,439,113 shares of its Common Stock outstanding. The 3,000,000 shares of OwnerTel's Common Stock offered in this offering have been registered with the Securities and Exchange Commission (the "Commission") under the Securities Act, and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers, or other affiliates of OwnerTel (collectively, "Affiliates"). Affiliates of OwnerTel may generally only resell shares of the Common Stock publicly without registration under the Securities Act pursuant to the Commission's Rule 144.

        In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of OwnerTel may sell shares of Common Stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of our Common Stock (194,391 shares immediately after the completion of this offering) or the average weekly trading volume in our Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about OwnerTel.

PLAN OF DISTRIBUTION

Selling Shareholders

        The Selling Shareholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the OTC Bulletin Board or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to the following types of transactions:

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  face-to-face transactions between sellers and purchasers without a broker-dealer;

  •
  short sales;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        From time to time, the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of such securities, and may sell and deliver the shares in connection therewith or in settlement of securities loans. From time to time, the Selling Shareholders may pledge their shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged shares from time to time.

        In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate in the resales. The Selling Shareholders may enter into hedging transactions with brokerdealers, and in connection with those transactions, brokerdealers may engage in short sales of the shares. The Selling Shareholders also may enter into option or other transactions with brokerdealers which require the delivery to the brokerdealer of the shares, which the brokerdealer may resell pursuant to this prospectus. The Selling Shareholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may affect sales of the pledged shares pursuant to this prospectus.

        Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with the sale. The Selling Shareholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

        To the extent required, the following information will be set forth in a supplement to this prospectus:

  •
  whether underwriters who may be selected by the Selling Shareholders, or any other broker-dealer, are acting as principal or agent for the Selling Shareholders;

  •
  the compensation to be received by underwriters who may be selected by the Selling Shareholders, or any broker-dealer, acting as principal or agent for the Selling Shareholders; and

  •
  the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

        Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

        We have advised the Selling Shareholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any brokerdealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

        There is no assurance that the Selling Shareholders or their transferees will sell any or all of the shares offered by them in this prospectus.

Promotional Stock Program

        Mr. Head, and any future executive officers of OwnerTel designated by Mr. Head, will be responsible for distributing up to 1,000,000 shares of our common stock to our customers through our promotional stock program. We plan to issue the promotional shares from time to time during the twenty-four month period following the date of this prospectus. Generally, each of our customers, after remaining a customer for three months, will receive one share of common stock in OwnerTel for each $25.00 they spend on long distance telephone calls. However, under the terms of our Marketing Services Agreement with TransNet, OwnerTel has agreed to include TransNet's current long distance telephone customer base, and all new long distance telephone customers of TransNet, in OwnerTel's Promotional Stock Program during the term of the agreement, and has further agreed to apply its Promotional Stock Program retroactively to TransNet's customers for purposes of determining the number of shares they will receive under the Promotional Stock Program.

        OwnerTel is currently working on its process concerning the delivery of the final prospectus to our customers. This process may include the delivery of the final prospectus through the offer of a hyperlink to a web site we intend to develop, which will allow the customer to download the prospectus if he or she wishes or the delivery of a paper copy of the final prospectus upon such request by any customer. We intend to notify our customers by e-mail or letter when we post a final prospectus on our website. We will also notify our customers when we post any amendments or supplements to the final prospectus. OwnerTel may hire consultants to assist in this process.

        We may elect to suspend our promotional stock program at any time, which suspension will be announced at the beginning of the month in which it is to be effective. We may also terminate the promotion prior to the distribution of all of the shares.

        We may also change the terms of the promotion or our Plan of Distribution from time to time following the date of this prospectus, in which case we will file a post-effective amendment to the registration statement of which this prospectus forms a part that describes such changes.

        We will issue the shares either through book entries by our stock transfer agent or by mailing stock certificates evidencing ownership of the shares to our customers through our stock transfer agent. If a customer requests to have a certificate immediately issued and mailed, the customer will be required to pay any transfer agent fees and delivery charges. Once per year, OwnerTel will mail certificates to all of its customers who request to have certificates issued, at no charge to the customer. Where book entries are used, we will mail the recipient a written statement stating;

    (i)
    the Company's name;

    (ii)
    that we are organized under the laws of Georgia;

    (iii)
    the name of the person to whom the shares are issued;

    (iv)
    the number and class of shares issued;

    (v)
    a description of the designations, relative rights, preferences and limitations applicable to each class of our capital stock and each series of each class of stock;

    (vi)
    the authority of our Board of Directors to determine variations for future sales of classes of stock; and

    (vii)
    any restrictions on transfer of the shares issued.

        Our "affiliates," as such term is defined in the Securities Act of 1933, will not be eligible to participate in our promotional stock program. Additionally, we do not have any plans or arrangements with anyone regarding the development of a trading market for our common stock.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK PROMOTION PROGRAM

        The following is a general statement of the material U.S. federal income tax considerations applicable to persons who receive shares of our common stock in our customer promotional stock program. The conclusions are based on current provisions of the law and administrative interpretations and rulings, all of which may be changed with possible retroactive effect. This discussion does not encompass all of the aspects of federal, state, local or foreign taxation that may be relevant to customers in light of their personal circumstances. Prospective customers are urged to consult their tax advisors regarding the particular tax consequences that may apply to them as a result of receiving shares.

        The value of the shares that a customer receives pursuant to the promotional stock program less the amount that the customer is deemed to have "paid" for the Shares will be includable as ordinary income in such persons gross income. In addition, depending on the value of the shares, we may be required to send the customer and the Internal Revenue Service an information return setting forth the value of such shares.

LEGAL PROCEEDINGS

        OwnerTel is not a party to, nor is it aware of, any pending legal proceeding. Management believes there is no litigation threatened in which OwnerTel faces potential loss or exposure or which will materially affect shareholders' equity or OwnerTel's business or financial condition upon completion of this offering.

LEGAL MATTERS

        The legality of the shares of Common Stock being offered hereby will be passed upon for OwnerTel by Warren L. Traver, Esq. of Atlanta, Georgia, who is acting as counsel for OwnerTel.

EXPERTS

        The financial statements of OwnerTel included in this Prospectus have been audited by Rodefer Moss & Co., PLLC, independent public accountants, as indicated in their report (included herein) on OwnerTel. These financial statements have been included in this prospectus and in the Registration Statement in reliance upon the authority of the accounting firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

        We intend to give to our shareholders annual reports containing financial statements audited and reported upon by our independent public accounting firm and we intend to make available quarterly reports for the first three quarters of each year containing unaudited interim financial information.

        OwnerTel has filed a Registration Statement with the Commission in accordance with provisions of the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and to OwnerTel, reference is made to the Registration Statement, including the Exhibits filed as a part thereof, copies of which can be inspected at and copied at the prescribed rates at the Public Reference Section of the Commission Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Commission's regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 606612511. In addition, OwnerTel is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. We will provide, without charge and upon request, a copy of the information that is incorporated by reference in the Prospectus. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contract or other document which are deemed material.

OWNERTEL, INC.
(a Development Stage Company)

Unaudited Balance Sheet

September 30, 2001

Assets
Investment in non-marketable securities	$666,500

Liabilities and Stockholders' Equity (Deficit)
Current liabilities	$1,000

1,000
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $.001 par value, 100,000,000 shares authorized, 17,088,000 issued and outstanding	17,088
Additional paid-in capital	2,980,125
Stock subscription receivable	(2,000)
Deficit accumulated in the developmental stage	(2,328,713)

Total stockholders' equity (deficit)	666,500

Commitments and contingencies	$667,500

See accompanying notes to unaudited financial statements.

OWNERTEL, INC.
(a Development Stage Company)

Unaudited Statement of Operations

For the Period From Inception (July 2, 2001)
to September 30, 2001

Revenues	$—
Expenses
Cost of revenues	—
General and administrative	2,328,713

Net loss and comprehensive loss	$(2,328,713)

Basic and diluted earnings per share	$(0.14)

Weighted average shares outstanding	17,088,000

See accompanying notes to unaudited financial statements.

OWNERTEL, INC.
(a Development Stage Company)

Unaudited Statement of Changes in Stockholders' Equity

For the Period From Inception (July 2, 2001)
to September 30, 2001

	Common Stock
			Additional paid-in capital	Accumulated deficit	Stock subscription receivable
	Shares	Amount				Total
Balances, beginning	—	$—	$—	$—	$—	$—
Issuance of stock in formation of company, July 2, 2001	15,093,000	15,093	(13,093)	—	(2,000)	—
Services contributed in formation of company	—	—	2,323	—	—	2,323
Services contributed by stockholder	—	—	390	—	—	390
Issuance of stock in exchange for services	1,550,000	1,550	2,323,450	—	—	2,325,000
Issuance of stock in connection with acquisition	445,000	445	667,050	—	—	667,500
Net loss and comprehensive loss	—	—	—	(2,328,713)		(2,328,713)

Balance, ending	17,088,000	$17,088	$2,980,125	$(2,328,713)	$(2,000)	$666,500

See accompanying notes to unaudited financial statements.

OWNERTEL, INC.
(a Development Stage Company)

Unaudited Statement of Cash Flows

For the Period From Inception (July 2, 2001)
to September 30, 2001

Net Loss	$(2,328,713)
Stock issued in exchange for services	2,325,000
Services contributed in formation of Company	2,323
Services contributed by stockholder	390
Adjustments to reconcile net loss to net cash provided by operating activities increase in accrued expenses	1,000

Net cash provided by operating activities	—
Cash, beginning	—

Cash, ending	$—

In transactions not affecting cash, stock was issued in exchange for a stock subscription receivable in the amount of $2,000. In addition, stock was issued for 445,000 shares of TransNet Connect, Inc. valued at $667,500 ($1.50 per share). No income taxes or interest were paid during the period.

See accompanying notes to unaudited financial statements.

OWNERTEL, INC.
(a Development Stage Company

Notes to Unaudited Financial Statements

September 30, 2001

(1)  Summary of Significant Accounting Policies and Practices

        (a)    Nature of Operations

  OwnerTel, Inc. (the "Company") was formed for the purpose of marketing wholesale long distance and local telecommunication services. Because of its lack of operating history, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage company.

        (b)    Cash and Cash Equivalents

  The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Balances of cash and cash equivalents in financial institutions may at times exceed the government insured limits.

        (c)    Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company's customers are geographically dispersed. No customer accounts for 10% or more of the Company's sales.

  The Company conducts a screening of potential customers before extending credit and generally does not require collateral for its trade receivables.

        (d)    Property and Equipment

  Property and equipment are stated at cost. Leasehold improvements are amortized straight line over the shorter of their estimated useful life or the lease term. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

        (e)    Intangible Assets

  Intangible assets consist principally of licenses to conduct business in accordance with applicable federal and state regulations governing telecommunications service. These assets are being amortized using the straight-line method over five years.

        (f)    Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

        (g)    Advertising Costs

  Advertising costs are expensed as incurred.

        (h)    Revenue Recognition

  Revenues and the related cost of revenues are recognized as the services are performed for customers of the Company. In addition, under a certain marketing agreement with TransNet Connect, Inc. ("TransNet"), the Company will receive a commission payment of up to 50% of the revenue received by TransNet for the services sold by the Company.

        (i)    Income Per Share

  Statement of Financial Accounting Standards Board ("SFAS") No. 128, "Earnings Per Share" requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as previously prescribed by Accounting Principles Board Opinion No. 15, "Earnings Per Share."

        (j)    Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

        (k)    Stock Based Compensation

  The Company measures its equity transactions with non-employees using the fair value based method of accounting prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation." Under the provisions of SFAS 123, the Company recognizes as a cost or expense, the fair value of stock awards and options to non-employees at the date of grant.

  The Company continues to use the intrinsic value approach as prescribed by APB Opinion No. 25 ("APB 25") in measuring equity transactions with employees. Under APB 25, compensation cost for equity transactions with employees is recognized only to the extent the fair value of the equity instrument at the date of grant exceeds the exercise price the employee is required to pay.

        (l)    Comprehensive Income (Loss)

  The Company has adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. SFAS 130 requires only additional disclosures in the financial statements, it does not affect the Company's financial position or results of operations. The Company does not have any components affecting comprehensive income (loss).

(2)  Acquisition

        In July 2001, the Company exchanged 445,000 shares of its common stock valued at $667,500 ($1.50 per share) for 445,000 shares of common stock in TransNet Connect, Inc. After the acquisition, the Company owns approximately 3% of the outstanding common stock of TransNet Connect, Inc. The Company shares common ownership with TransNet Connect, Inc.

(3)  Stockholders' Equity

  Common Stock

        The Company was incorporated on July 2, 2001. In connection with the incorporation, the Company issued 15,093,000 shares of its common stock to the founders of the Company in exchange for $2,000 and services valued at $2,323.

(4)  Fair Value of Financial Instruments

        Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are stated at cost, which approximates fair value because of the short term maturity of those items. The estimated fair value of the Company's notes payable approximate their carrying value due to their recent origination and because interest rates and terms approximate market conditions.

(5)  Commitments and Contingencies

        The Company currently uses office space provided by its president. In connection with this agreement, the Company incurs a monthly charge of $130.00.

(6)  Warrants

        The Company entered into an option agreement (the "Option") whereby the Company has the right to purchase certain licenses for long-distance telecommunication service. The Option expires in one year. Under the terms of the Option, the Company issued a warrant to purchase 500,000 shares of its common stock at $1.50 per share. In addition, the Company agreed to pay a continuing fee of $1.00 per new customer per month for each state where a license will be acquired. The Company also pays a continuing fee of $1.00 per month for all existing customers transferred to the Company in connection with the acquisition of any license.

        In addition, the Company entered into a marketing agreement whereby the Company markets local and long distance telephone and internet service on behalf of TransNet. The Company receives commission payments of up to 50% of the revenue received by TransNet for the services sold by the Company for a period of one year. The level of commission varies depending on the type of services sold.

Independent Auditors' Report

To the Board of Directors and Stockholders
OwnerTel, Inc.
Atlanta, Georgia

        We have audited the accompanying balance sheet of OwnerTel, Inc. (a Development Stage Company) as of July 2, 2001 (inception), and the related statements of operations, changes in stockholders' equity, and cash flows for the day of inception (July 2, 2001). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OwnerTel, Inc. as of July 2, 2001, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States.

RODEFER MOSS & COMPANY, PLLC

Knoxville, Tennessee
July 25, 2001

OWNERTEL, INC.
(a Development Stage Company)

Balance Sheet

July 2, 2001

Assets	$—

Liabilities and Stockholders' Equity (Deficit)
Current liabilities	$1,000

1,000
Stockholders' equity (Deficit)
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $.001 par value, 100,000,000 shares authorized, 15,093,000 issued and outstanding	15,093
Additional paid-in capital	(10,770)
Stock subscription receivable	(2,000)
Deficit accumulated in the developmental stage	$(3,323)

Total stockholders' equity (deficit)	$(1,000)

Commitments and contingencies	$—

See accompanying notes to financial statements.

OWNERTEL, INC.
(a Development Stage Company)

Statement of Operations

For the Day of Inception (July 2, 2001)

Period Ended July, 2001 and Accumulated Since Inception
Revenues	$—
Expenses
Cost of revenues	—
General and administrative	3,323

Net loss and comprehensive loss	$(3,323)

Basic and diluted earnings per share	$—

Weighted average shares outstanding	15,093,000

See accompanying notes to financial statements.

OWNERTEL, INC.
(a Development Stage Company)

Statement of Changes in Stockholders' Equity
For the Day of Inception (July 2, 2000)

	Common Stock
			Additional paid-in capital	Accumulated deficit	Stock subscription receivable
	Shares	Amount				Total
Balances, beginning	—	$—	$—	$—	$—	$—
Issuance of stock in formation of company, July 2, 2001	15,093,000	15,093	(13,093)	—	(2,000)	—
Services contributed in formation of company	—	—	2,323	—	—	2,323
Net loss and comprehensive loss	—	—	—	(3,323)		(3,323)

Balance, ending	15,093,000	$15,093	$(10,770)	$(3,323)	$(2,000)	$(1,000)

See accompanying notes to financial statements.

OWNERTEL, INC.
(a Development Stage Company)

Statement of Cash Flows

For the Day of Inception (July 2, 2001)

Net Loss	$(3,323)
Services contributed in formation of Company	2,323
Adjustments to reconcile net loss to net cash provided by operating activities increase in accrued expenses	1,000

Net cash provided by operating activities	—
Cash, beginning	—

Cash, ending	$—

In transactions not affecting cash, stock was issued in exchange for a stock subscription receivable in the amount of $2,000. No income taxes or interest were paid during the period.

See accompanying notes to financial statements.

OWNERTEL, INC.
(a Development Stage Company)

Notes to Financial Statements
Inception (July 2, 2001)

(1)  Summary of Significant Accounting Policies and Practices

        (a)    Nature of Operations

          OwnerTel, Inc. (the "Company") was formed for the purpose of marketing wholesale long distance and local telecommunication services. Because of its lack of operating history, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage company.

        (b)    Cash and Cash Equivalents

          The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Balances of cash and cash equivalents in financial institutions may at times exceed the government insured limits.

        (c)    Concentration of Credit Risk

          Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company's customers are geographically dispersed. No customer accounts for 10% or more of the Company's sales.

          The Company conducts a screening of potential customers before extending credit and generally does not require collateral for its trade receivables.

        (d)    Property and Equipment

          Property and equipment are stated at cost. Leasehold improvements are amortized straight line over the shorter of their estimated useful life or the lease term. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

        (e)    Intangible Assets

          Intangible assets consist principally of licenses to conduct business in accordance with applicable federal and state regulations governing telecommunications service. These assets are being amortized using the straight-line method over five years.

        (f)    Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

        (g)    Advertising Costs

          Advertising costs are expensed as incurred.

        (h)    Revenue Recognition

          Revenues and the related cost of revenues are recognized as the services are performed for customers of the Company. In addition, under a certain marketing agreement with TransNet Connect, Inc. ("TransNet"), the Company will receive a commission payment of up to 50% of the revenue received by TransNet for the services sold by the Company.

        (i)    Income Per Share

          Statement of Financial Accounting Standards Board ("SFAS") No. 128, "Earnings Per Share" requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as previously prescribed by Accounting Principles Board Opinion No. 15, "Earnings Per Share."

        (j)    Use of Estimates

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

        (k)    Stock Based Compensation

          The Company measures its equity transactions with non-employees using the fair value based method of accounting prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation." Under the provisions of SFAS 123, the Company recognizes as a cost or expense, the fair value of stock awards and options to non-employees at the date of grant.

          The Company continues to use the intrinsic value approach as prescribed by APB Opinion No. 25 ("APB 25") in measuring equity transactions with employees. Under APB 25, compensation cost for equity transactions with employees is recognized only to the extent the fair value of the equity instrument at the date of grant exceeds the exercise price the employee is required to pay.

        (l)    Comprehensive Income (Loss)

          The Company has adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. SFAS 130 requires only additional disclosures in the financial statements, it does not affect the Company's financial position or results of operations. The Company does not have any components affecting comprehensive income (loss).

(2)  Stockholders' Equity

  Common Stock

        The Company was incorporated on July 2, 2001. In connection with the incorporation, the Company issued 15,093,000 shares of its common stock to the founders of the Company in exchange for $2,000 and services valued at $2,323.

(3)  Fair Value of Financial Instruments

        Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are stated at cost, which approximates fair value because of the short term maturity of those items. The estimated fair value of the Company's notes payable approximate their carrying value due to their recent origination and because interest rates and terms approximate market conditions.

(4)  Commitments and Contingencies

        The Company currently uses office space provided by its president. In connection with this agreement, the Company will incur a monthly charge of $130.00.

(5)  Subsequent Events

        The Company expects to enter into an option agreement (the "Option") whereby the Company will have the right to purchase certain licenses for long-distance telecommunication service. The Option is to expire in one year. Under the terms of the Option, the Company is to issue a warrant to purchase 500,000 shares of its common stock at $1.50 per share. In addition, the Company is to agree to pay a continuing fee of $1.00 per new customer per month for each state where a license will be acquired. The Company is to also pay a continuing fee of $1.00 per month for all existing customers transferred to the Company in connection with the acquisition of any license.

        In addition, the Company expects to enter into a marketing agreement whereby the Company will market local and long distance telephone and internet service on behalf of TransNet. The Company will receive commission payments of up to 50% of the revenue received by TransNet for the services sold by the Company for a period of one year. The level of commission will vary depending on the type of services sold.

        At dates subsequent to July 2, 2001, the Company issued 1,550,000 shares of its common stock in exchange for services rendered to the Company by various consultants. In connection with the issuance of these shares, the Company recorded expenses totaling $2,325,000, or $1.50 per share, which is based on the price of the Company's common stock in its initial public offering.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 24: Indemnification of Officers and Directors

        The Articles of Incorporation of OwnerTel eliminate, subject to certain limited exceptions, the personal liability of a director to OwnerTel or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of OwnerTel; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC"). In addition, if at any time the GBCC is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the GBCC require such action. The provision does not limit the right of OwnerTel or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        OwnerTel's bylaws contain certain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the GBCC. To the extent that a director or officer of OwnerTel has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that he or she was a director or officer of OwnerTel, Sections 14-2-852 and 14-2-857 of the GBCC would require OwnerTel to indemnify such person against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The GBCC expressly allows OwnerTel to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

        The indemnification provisions in OwnerTel bylaws require OwnerTel to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of OwnerTel) because he or she is or was a director of OwnerTel, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors of OwnerTel also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have OwnerTel advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and directors of OwnerTel pursuant to the foregoing provisions, OwnerTel has been told that in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable.

  Item 25: Other Expenses of Issuance and Distribution

        The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the Placement Agent's discounts and commissions, if any. All of the amounts shown are estimated except for the registration fees of the SEC.

SEC Registration Fees	$1,878.75
Blue Sky Registration Fees and Expenses	$2,500.00
Legal Fees and Expenses	$50,000.00
Accounting Fees	$15,000.00
Printing and Engraving Expenses	$5,000.00

Total	$74,378.75

        To be completed by amendment.

  Item 26: Recent Sales of Unregistered Securities

        In July, 2001, OwnerTel issued an aggregate of 15,093,000 shares of common stock for nominal consideration to the founding shareholders of the Company. The shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

        In July, 2001, OwnerTel issued an aggregate of 1,550,000 shares to various individuals for services. The shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

        In July, 2001, OwnerTel exchanged an aggregate of 445,000 shares with certain shareholders of TransNet. The shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

  Item 27: Exhibits

        The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of the Company**
3.2	By-Laws of the Company**
4.1	Form of Specimen Common Stock Certificate**
4.4	Stock Option Plan**
5.1	Opinion of Warren L. Traver, Esq.**
10.1	Assignment and Assumption Agreement***
10.2	Marketing Services Agreement***
10.3	Option and Services Agreement**
10.4	Independent Sales Representative Agreement***
10.5	Common Stock Purchase Warrant**
23.1	Consent of Warren L. Traver, Esq. (included in Exhibit 5.1 hereto)**
23.2	Consent of Rodefer Moss & Co., PLLC

**
Filed previously.

***
Certain information omitted and filed separately with the Commission pursuant to a confidential treatment request under Rule 406 of the Commission.

   Item 28: Undertakings

        The undersigned registrant hereby undertakes:

        1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act) may be permitted to directors, officers, or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Remainder of page intentionally left blank]

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 19, 2002.

OWNERTEL, INC.
(Registrant)
By	/s/ WILLIAM G. HEAD III William G. Head III Chairman and President

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Date: June 19, 2002

/s/ WILLIAM G. HEAD III William G. Head III Chairman and President
/s/ ELIZABETH CREWS Elizabeth Crews Director and Chief Accounting Officer

QuickLinks

Summary of Amendments to Prospectus
  Initial Public Offering PROSPECTUS
OwnerTel, Inc.
PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
DILUTION
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION
BUSINESS
MANAGEMENT
PRINCIPAL SHAREHOLDERS
SELLING SHAREHOLDERS
CERTAIN TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
SHARES ELIGIBLE FOR FUTURE SALE
PLAN OF DISTRIBUTION
FEDERAL INCOME TAX CONSEQUENCES OF STOCK PROMOTION PROGRAM
LEGAL PROCEEDINGS
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
OWNERTEL, INC. (a Development Stage Company) Unaudited Balance Sheet September 30, 2001
OWNERTEL, INC. (a Development Stage Company) Unaudited Statement of Operations For the Period From Inception (July 2, 2001) to September 30, 2001
OWNERTEL, INC. (a Development Stage Company) Unaudited Statement of Changes in Stockholders' Equity For the Period From Inception (July 2, 2001) to September 30, 2001
OWNERTEL, INC. (a Development Stage Company) Unaudited Statement of Cash Flows For the Period From Inception (July 2, 2001) to September 30, 2001
OWNERTEL, INC. (a Development Stage Company Notes to Unaudited Financial Statements September 30, 2001
Independent Auditors' Report
OWNERTEL, INC. (a Development Stage Company) Balance Sheet July 2, 2001
OWNERTEL, INC. (a Development Stage Company) Statement of Operations For the Day of Inception (July 2, 2001)
OWNERTEL, INC. (a Development Stage Company) Statement of Changes in Stockholders' Equity For the Day of Inception (July 2, 2000)
OWNERTEL, INC. (a Development Stage Company) Statement of Cash Flows For the Day of Inception (July 2, 2001)
OWNERTEL, INC. (a Development Stage Company) Notes to Financial Statements Inception (July 2, 2001)
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 24: Indemnification of Officers and Directors
  Item 25: Other Expenses of Issuance and Distribution
  Item 26: Recent Sales of Unregistered Securities
  Item 27: Exhibits
  Item 28: Undertakings
SIGNATURES